Exhibit 99.1

PEOPLE’S COMMUNITY CAPITAL CORPORATION

FOR MORE INFORMATION, CALL
TOMMY B. WESSINGER, CEO or
THOMAS H. LYLES, PRESIDENT
AT (803) 641-0142

PEOPLE’S COMMUNITY CAPITAL CORPORATION ANNOUNCES THIRD QUARTER EARNINGS

AIKEN, SOUTH CAROLINA, October 21, 2003 – – PEOPLE’S COMMUNITY CAPITAL CORPORATION (OTCBB:PPLM), holding company for PEOPLE’S COMMUNITY BANK, announced that for the three months ended September 30, 2003, net income increased to $292,694, or $0.27 per common share, compared to $280,026, or $0.27 per common share, for 2002, an increase of 4%. For the nine month period ended September 30, 2003, net income was $821,366, or $0.75 per common share, compared to $722,469, or $0.69 per common share, for the same period in 2002, an increase of 14%. All per share amounts have been adjusted for stock dividends paid.

Total assets for the company were at $109 million at September 30, 2003, a 7% increase since December 31, 2002 and a 6% increase since September 30, 2002. Net loans were at $61 million, representing a 1% increase since last year-end and an increase of 2% since September 30, 2002. Deposits were at $94 million, an 8% increase since December 31, 2002 and a 7% increase over the same quarter last year.

The company’s allowance for credit losses was increased by $19,000 for the quarter ending September 30, 2003, bringing the ending reserve to $915,000, or 1.48% of loans. There were $4,060 of net loans charged off in the third quarter of 2003 compared to $27,764 of net charge offs in the third quarter of 2002. Year to date net charge offs for 2003 were $3,258 for the first nine months of 2003 compared to $30,261 for the same period in 2002. There were $10,483 of non-performing loans at September 30, 2003 compared to $475,785 at September 30, 2002, representing 0.02% and 0.79% of total loans, respectively.

People’s Community Capital Corporation is a bank holding company for People’s Community Bank of South Carolina in Aiken with three principal banking offices at 1715 Whiskey Road and 125 Park Avenue in Aiken and 518 Georgia Avenue in North Augusta. The Company’s stock is traded on the OTC Bulletin Board under the symbol PPLM. Internet banking is offered through the bank’s web site at www.pcbOnline.net.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, changes in general economic conditions and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

PEOPLE’S COMMUNITY CAPITAL CORPORATION
Selected Financial Information
(In thousands, except per share data)

	Three Months ended September 30,		Nine Months ended September 30,
Condensed Results of Operations	2003	2002	2003	2002
Interest income	$1,215	$1,336	$3,685	$3,931
Interest expense	307	401	1,019	1,288
Net interest income	908	935	2,666	2,643
Provision for possible loan losses	19	73	78	193
Non-interest income	273	325	836	811
Salaries and employee benefits expense	410	468	1,256	1,308
Occupancy and equipment expense	90	91	264	247
Other non-interest expense	223	200	675	618

Operating income before provision for taxes	439	428	1,229	1,088
Provision for income taxes	147	148	408	366

Net income	$292	$280	$821	$722

Income per share of common stock: (See note)
Basic	$0.27	$0.27	$0.75	$0.69
Diluted	$0.24	$0.25	$0.69	$0.65
Weighted average shares outstanding
Basic	1,099,893	1,045,148	1,093,483	1,043,651
Diluted	1,209,521	1,112,997	1,187,259	1,110,685

Other Data
Average interest-earning assets	$101,505	$90,887	$99,753	$86,592
Average interest-bearing liabilities	$80,461	$72,988	$79,606	$70,022
Net interest margin	3.58%	4.11%	3.56%	4.07%
Return on average equity - annualized	9.57%	9.99%	9.13%	8.88%
Return on average assets - annualized	1.09%	1.16%	1.03%	1.04%

	September 30,	December 31,	September 30,
Selected Balance Sheet Data	2003	2002	2002
Total Assets	$109,320	$102,015	$102,809
Loans receivable, net	60,715	59,949	59,275
Federal funds sold	7,860	7,209	10,300
Short-term investments	1,946	1,989	1,988
Investment securities	32,677	25,404	24,006
Deposits	93,710	86,651	87,523
Shareholder's equity	12,361	11,645	11,384
Shareholder's equity per common share (See Note)	$11.23	$10.60	$10.88

Loan allowance to loans and leases	1.48%	1.38%	1.33%
Net loans to deposits	64.79%	69.18%	67.73%

NOTE: Per share data has been adjusted to reflect all stock dividends paid.